Exhibit 99.1

OCZ TECHNOLOGY RAISES FISCAL 2011 REVENUE GUIDANCE

Funding to Support SSD Revenue Growth; Accelerate Product Development

SAN JOSE, CA—November 1, 2010—OCZ Technology Group, Inc. (NASDAQ: OCZ), a leading provider of high-performance solid-state drives (SSDs) and memory modules for computing devices and systems, is raising revenue guidance based on recently executed agreements for a private placement of approximately $22 million of its common stock and warrants. For fiscal 2011 ending on February 28, 2011, OCZ's prior revenue guidance was in the range of $165 million to $180 million.  The Company now raises that guidance to a range of $170 million to $190 million.

OCZ recently announced it intends to sell approximately 7.1 million shares of its common stock at $3.08125, along with warrants to purchase approximately 1.8 million additional shares at $5.25 per share.  After payment of transaction related fees and expenses, the net proceeds are expected to be approximately $20.3 million. The Company agreed to file a registration statement with the Securities and Exchange Commission, registering the resale of these shares and the shares underlying the warrants.

Merriman Capital, Inc., a wholly-owned subsidiary of Merriman Holdings, Inc. (NASDAQ:MERR), acted as the exclusive placement agent for the transaction.

The net proceeds from the transaction will be used primarily for working capital, capital expenditures, and general corporate purposes, including to support increased sales of core SSD product lines, increase manufacturing capabilities for existing and prospective OEM clients at the Company’s newly expanded Taiwan-based facilities, and accelerate product development.

“As we stated upon executing the purchase agreements for this financing, OCZ continues to experience rapid growth globally in multiple markets with the introduction of innovative solid state products.  The proceeds from the financing will favorably impact both revenue and gross margins, and also provide critical support for current and future enterprise OEM opportunities,” said Ryan Petersen, President and Chief Executive Officer of OCZ Technology Group.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. ("OCZ"), is a leader in the design, manufacturing, and distribution of high performance and reliable Solid State Drives (SSDs) and premium computer components. OCZ has built on its expertise in high-speed memory to become a leader in the SSD market, a technology that competes with traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well leading-edge computer gaming solutions. For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," "would," "expect," "anticipate," "should" or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, market acceptance of OCZ's products and OCZ's ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ's ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ's ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in "Item 1A - Risk Factors" in Part II in OCZ's Annual Report on Form 10-K filed with the SEC on May 20, 2010. The filing is available both at www.sec.gov as well as via OCZ's website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

Contact:

OCZ Technology Group, Inc.
Ryan Petersen, CEO
408-733-8400

The Investor Relations Group
Investor Relations:
Adam Holdsworth

Public Relations:
Mike Graff
212-825-3210